October 8, 1996



Fruehauf Trailer Corporation
Bank One Center/Tower
111 Monument Circle
Suite 3200
Indianapolis, Indiana  46204

Attn:  Ken Minor

       Re:  Payoff of Indebtedness of Fruehauf Trailer
            Corporation to Congress Financial Corporation
            (Central)

Dear Ken:

Reference is made to that certain Accounts Financing
Agreement [Security Agreement] (as amended, the "Accounts
Financing Agreement") by and between Fruehauf Trailer
Corporation ("Debtor") and Congress Financial Corporation
(Central) ("Congress"), that certain Inventory and Equipment Security Agreement Supplement to Accounts
Financing Agreement [Security Agreement] (as amended, the
"Inventory and Equipment Supplement") by and between Debtor and Congress, that certain Rider No. 1 to Accounts
Financing Agreement [Security Agreement] and Inventory and
Equipment Security Agreement Supplement to Accounts
Financing Agreement [Security Agreement] (as amended, the
"Rider") by and between Debtor and Congress and that certain letter regarding Inventory Loans by and between Debtor and Congress, each dated as of August 20, 1993, and each as amended by that certain First Amendment to Accounts Financing Agreement [Security Agreement] entered into as of April 4, 1994, by and between Debtor and Congress, that certain Second Amendment to Accounts
Financing Agreement [Security Agreement] and Waiver entered into as of April 12, 1994, by and between Debtor and Congress, that certain Third Amendment to Accounts
Financing Agreement [Security Agreement] entered into as of May 1, 1995, by and between Debtor and Congress, that certain Fourth Amendment to Accounts Financing Agreement
[Security Agreement] entered into as of April 19, 1996, by and between Debtor and Congress and that certain Fifth
Amendment to Accounts Financing Agreement [Security
Agreement] and Limited Waiver ("Fifth Amendment") entered into as of June 21, 1996, by and between Debtor and Congress (collectively, as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), and the other Loan Documents, as defined in the Loan Agreement (all such Loan Documents, together with the Loan Agreement, collectively, the "Loan
Documents"). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

The Debtor has requested that the Loan Documents be terminated and intends to pay all Obligations under the Loan Documents from the proceeds of a new debtor-in-possession working capital facility provided by Madeleine, L.L.C. (the "DIP Lender"). This letter agreement is intended to set forth the terms and conditions regarding the payment of the Obligations.

1.     If received by 12:00 p.m. (Chicago time) on October
8, 1996, the amount necessary to pay all Obligations outstanding as of such date, including the Letter of Credit Accommodations incurred in connection with the Loan Agreement, is $14,519,763.80 (as it may be increased pursuant to the immediately following sentence, the "Payoff Amount"), comprised of (i) $7,279,261.47 in respect of the principal of the outstanding Revolving
Loans, (ii) $22,049.79 in respect of accrued interest for the period October 1 through October 8, 1996, (iii)
$34,765.63 in respect of letter of credit fees under
Section 2.6 of the Accounts Financing Agreement for the period from September 1 through October 8, 1996, (iv)
$13,786.44 in accrued unused facility fees under Section
3.5 of the Accounts Financing Agreement from September 1 through October 8, 1996, (v) $50,000 in servicing fees under Section 3.6 of the Accounts Financing Agreement for the months of January through October, 1996, (vi) $40.00 in wire charges, (vii) $450,000 constituting the early termination fee set forth in Section 9.2 of the Accounts
Financing Agreement, (viii) $10,000 constituting the
Forbearance Fee due on October 1, 1996, under Section V.D.
of the Fifth Amendment, (ix) $95,000 in estimated attorneys' fees and related expenses for the period from September 1, 1996 to October 8, 1996, (x) $312,448.85 constituting a reserve of 5.0% of the principal amount of the Letters of Credit (as defined below) for the Indemnity
Obligations (as defined below) (such reserve, the "L/C
Extension Reserve"), (xi) $6,248,977 representing the outstanding principal amount of those certain letters of credit (collectively, the "Letters of Credit") issued in connection with the Loan Agreement and set forth in Exhibit A attached hereto, and (xii) $3,430.62 representing the accrued interest payable for the period from September 1 through October 8, 1996 under Section 11 of that certain Note Purchase and Assignment Agreement dated April 19, 1996 and Section 11 of that certain
Supplemental Note Purchase and Assignment Agreement dated
June 21, 1996, in each case by and between Congress and K-H Corporation and accepted and acknowledged by Debtor.
If the Payoff Amount is received by Congress in accordance with the provisions hereof after 12:00 p.m. (Chicago time) on October 8, 1996 (it being understood that any payment received after 12:00 p.m. (Chicago time) on any particular day shall be deemed received on the immediately following
Business Day), then the Payoff Amount shall be increased by the per diem amount of $2,741.08. If the Payoff Amount has been received by Congress in accordance with the provisions hereof, and Congress receives additional collections from any blocked accounts, Congress will promptly remit same to the DIP Lender to be held or applied by DIP Lender in accordance with its agreements with Debtor.

2. Congress shall hold the amounts paid to Congress pursuant to clauses (ix), (x) and (xi) of Paragraph 1 of this letter agreement (collectively, the "L/C Security
Deposit") as collateral for the Indemnity Obligations
(as defined below). Congress shall have no duty to invest the amount of the L/C Security Deposit, but shall pay the Debtor (at the time of the final remittance of any unused
L/C Security Deposit) interest on the unapplied balance thereof outstanding from time to time at the prime commercial rate from time to time announced by CoreStates
Bank, N.A. ("CoreStates") minus 5%, as interest would be calculated on the Revolving Loans to Debtor under the Loan
Documents. The amount of any such interest shall be added to and constitute a part of the L/C Security Deposit at the end of each month that any L/C Security Deposit is outstanding.

3. From time to time, Congress may, without any requirement for notice to the Debtor, and without any application or motion to, or order from, the Bankruptcy
Court, charge any and all Indemnity Obligations to the L/C Security Deposit. Congress shall have any and all of the rights of a secured creditor with respect to the L/C Security Deposit and shall be entitled to charge the same with any and all out-of-pocket costs (including legal fees and expenses) related to administering or defending its interest therein. From time to time as Letters of Credit are terminated without drawings being made thereon, Congress shall promptly remit to the Debtor an appropriate portion of the L/C Security Deposit so long as the balance retained is sufficient to continue to protect Congress for all reasonably anticipated remaining Indemnity
Obligations; provided that any remaining balance shall be remitted to the Debtor on the later of (A) the date on which the last outstanding Letter of Credit has been terminated or drawn in its entirety (the "Letter of Credit
Termination Date") and (B) if there are any outstanding
Indemnity Obligations on the Letter of Credit Termination
Date or if any claims which would give rise to an Indemnity Obligation have been asserted or threatened against Congress or any affiliate on or before the Letter of Credit Termination Date, the date on which all such actual or contingent Indemnity Obligations have been paid or discharged in full.

4. This letter agreement will also confirm that at the time, which shall be on or before October 11, 1996, (the
"Effective Date") (i) Congress has received duly executed counterparts to this letter agreement by each of the Debtor and the Guarantors listed on the signature pages hereto, (ii) the Bankruptcy Court has entered an order (in form and substance satisfactory to Congress, it being understood that the proposed form of order initially filed with the Bankruptcy Court is satisfactory to Congress) approving this letter agreement, including the releases contained herein (the "Approval Order") as to which no stay is in effect and no appeal has been filed and is pending, (iii) Congress has received an original of the indemnification letter agreement duly executed by the DIP
Lender in the form attached hereto as Exhibit B and (iv)
Congress has received payment by a federal funds wire transfer of the Payoff Amount in the following account:

         CHASE MANHATTAN BANK, New York, NY
          for credit to Congress Financial
               Corporation (Central)
                   ABA #021000021
                Account #322-020557
         re: Fruehauf Trailer Corporation

then, (i) all liabilities, obligations and indebtedness owing by Debtor to Congress shall be hereby satisfied in full, (ii) all Loan Documents shall be hereby terminated in full and (iii) except for the L/C Security Deposit, the liens and security interests of Congress in any and all of the Collateral shall be hereby released and terminated;
provided, however, that (A) all of the respective indemnification and reimbursement obligations of the Debtor and the Guarantors under the Loan Documents shall survive such payment and shall remain solely secured by the L/C Security Deposit; (B) the Indemnity Obligations
(as defined below) shall constitute an expense of administration in the respective bankruptcy cases of the Debtor and each applicable Guarantor, which is junior to the claims of the DIP Lender and (C) all rights of Congress as secured party with respect to the L/C Security
Deposit shall survive such payment.

       5. Each of the Debtor and the Guarantors jointly and severally hereby reaffirms and agrees to promptly pay and perform all of their respective indemnification and reimbursement obligations under the Loan Documents, including, without limitation, their respective obligations, jointly and severally, to indemnify and reimburse Congress for (i) any payments made by Congress to any depository bank involved in Debtor's cash management system for fees, returned or dishonored checks or any other amounts owing to such depository bank by the Debtor or any Guarantor or Congress in connection with the administration of such cash management system
(including the blocked accounts or lockboxes established at or maintained by such bank), (ii) any reasonable unpaid attorneys' fees and expenses or other costs chargeable under the Loan Documents, (iii) any previously paid principal, interest, attorneys' fees and expenses or other costs chargeable under the Loan Documents as to which payment therefor is subsequently invalidated, set aside or otherwise required to be disgorged for any reason by Congress to any person or entity, and (iv) any drawings under any Letter of Credit or any fees or other amounts incurred or payable by Congress or CoreStates in respect of any Letter of Credit or other Letters of Credit
Accommodations, (all of the respective indemnification and reimbursement obligations of the Debtor and the Guarantors, collectively the "Indemnity Obligations").

6. Promptly following the Effective Date, Congress will also deliver to the DIP Lender, or at the request of DIP Lender, the Debtor executed release and termination documents covering Congress' liens and security interests in all of the Collateral except for the L/C Security
Deposit. Congress shall have no responsibility for the filing of such documents, and the full cost of making such filings shall be borne by the Debtor. Thereafter, Congress will from time to time upon the reasonable request of the DIP Lender or the Debtor (and payment in advance of any expected associated expenses) further execute and deliver to the DIP Lender or the Debtor, such other termination statements, releases and other agreements reasonably requested and provided by the DIP
Lender or the Debtor which are reasonably necessary to evidence Congress' release and termination of all of its liens and security interests in the Collateral other than the L/C Security Deposit.

7.     To further assure Congress of its rights to the L/C
Security Deposit, the Debtor hereby (i) grants Congress a security interest in all of its rights thereto to secure the Indemnity Obligations, (ii) acknowledges and agrees that the only interest of the Debtor in the L/C Security
Deposit is the right to receive the remaining amount, if any, after payment of the Indemnity Obligations to the extent provided in Paragraph 3 of this letter agreement, for the account of DIP Lender with payment to be made directly to DIP Lender in accordance with this letter agreement and (iii) represents that no other person, firm or corporation claiming by or through the Debtor
(including the DIP Lender) has or will have any interest in the L/C Security Deposit that is prior to the rights of Congress.

8. Although the Debtor and the Guarantors do not believe they have any claims against Congress, in order to facilitate the discharge in full of all Obligations (which discharge is a precondition under the Loan Agreement for termination of the Loan Agreement and the liens of Congress on the Collateral), each of the Debtor and the Guarantors (in the case of the Debtor and the debtor
Guarantors, as debtors and debtors-in-possession) on behalf of themselves, their estates and their successors
(including any trustee or estate representative in any bankruptcy case of which the Debtor or any Guarantor is the subject or in any subsequent case or proceeding under the Bankruptcy Code) hereby releases and discharges
Congress and its affiliates (including CoreStates) and their respective successors and assigns and the officers, directors, employees, counsel, agents and other representatives of each of the foregoing (each, a "Releasee") from any and all actions, causes of action, suits, suits of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, losses, liabilities, costs, expenses, debts, dues, demands, obligations or other claims of any kind whatsoever, in law, admiralty or equity, which the Debtor or any Guarantor ever had, now has or hereafter can, shall or may have against any Releasee for, upon or by reason of any matter, cause or theory whatsoever from the beginning of the world to and including the Effective Date other than any obligations of Congress under this Letter Agreement.

This letter agreement shall terminate and be null and void if the Effective Date has not occurred on or before 12:00 p.m. (Chicago time) October 11, 1996.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement to this letter. Please acknowledge your agreement to this letter by signing your name where indicated below, and fax a signed copy of this letter to our attention at (312) 332-0424.

                         Very truly yours,


                         CONGRESS FINANCIAL CORPORATION
                          (CENTRAL)


                         By:/s/ Thomas Lannon
                            -----------------
                         Its:Vice President



ACKNOWLEDGED AND AGREED:

FRUEHAUF TRAILER CORPORATION


By:/s/ Kenneth A. Minor
   -----------------------
Its: Vice President - Treasurer


FGR, INC.


By:/s/ Kenneth A. Minor
   -----------------------
Its: Vice President - Treasurer


FRUEHAUF CORPORATION


By:/s/ Kenneth A. Minor
   -----------------------
Its: Vice President - Treasurer


MARYLAND SHIPBUILDING & DRYDOCK COMPANY


By:/s/ Gary K. Lorenz
   -----------------------
Its: President


THE MERCER CO.


By:/s/ Kenneth A. Minor
   -----------------------
Its: Vice President - Treasurer


FRUEHAUF INTERNATIONAL LIMITED


By:/s/ Kenneth A. Minor
   -----------------------
Its: Vice President - Treasurer


DEUTSCHE-FRUEHAUF HOLDING CORPORATION


By:/s/ Kenneth A. Minor
   -----------------------
Its: Vice President - Treasurer


JACKSONVILLE SHIPYARDS, INC.


By:/s/ Gary K. Lorenz
   -----------------------
Its: President


M.J. HOLDINGS, INC.


By:/s/ Kenneth A. Minor
   -----------------------
Its: Vice President - Treasurer


E.L. DEVICES, INC.


By:/s/ Gary K. Lorenz
   -----------------------
Its: President

                                               EXHIBIT A

        FRUEHAUF TRAILER CORPORATION

              LETTERS OF CREDIT


L/C Number          Beneficiary                  Amount
----------   --------------------------          ------

515485P      St. Paul Fire & Marine         $2,500,000.00
             Insurance Co.

515486P      Continental Casualty Co.       $2,000,000.00

515484P      Alabama Dept. of               $1,748,977.00
             Environmental Management